                                                                EXHIBIT 99(a)(7)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated May 7, 1999 and the related Letter of Transmittal, and any amendments and supplements thereto, and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK


                                       OF


                       INTEGRATED SENSOR SOLUTIONS, INC.


                                       AT


                             $8.05 NET PER SHARE BY


                         SENSOR ACQUISITION CORPORATION


                      A DIRECT WHOLLY-OWNED SUBSIDIARY OF


                         TEXAS INSTRUMENTS INCORPORATED



     Sensor Acquisition Corporation (the "Purchaser"), a Delaware corporation and a direct wholly-owned subsidiary of Texas Instruments Incorporated, a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $.001 per share (the "Shares"), of Integrated Sensor Solutions, Inc., a Delaware corporation (the "Company"), at $8.05 per Share, net to the seller in cash (the "Offer Price"), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 7, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplement thereto, collectively constitute the "Offer"). Following the consummation of the Offer, the Purchaser intends to effect the "Merger" described below.



  ----------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 4, 1999, UNLESS THE OFFER IS EXTENDED.
  ----------------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES BENEFICIALLY OWNED BY PARENT OR THE PURCHASER, REPRESENT AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, INCLUDING, WITHOUT LIMITATION, THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE ACT AGAINST RESTRAINTS OF COMPETITION OF THE FEDERAL REPUBLIC OF GERMANY, AS AMENDED.

     AS DESCRIBED IN THE OFFER TO PURCHASE, THE PURCHASER HAS ENTERED INTO A STOCKHOLDERS AGREEMENT WITH CERTAIN STOCKHOLDERS OF THE COMPANY (THE "SELLING STOCKHOLDERS") PURSUANT TO WHICH, AMONG OTHER THINGS, THE SELLING STOCKHOLDERS HAVE AGREED TO VALIDLY TENDER AND NOT WITHDRAW ALL SHARES BENEFICIALLY OWNED BY THEM, REPRESENTING APPROXIMATELY 22.3% OF THE OUTSTANDING SHARES (CALCULATED ON A FULLY DILUTED BASIS), PURSUANT TO AND IN ACCORDANCE WITH THE TERMS OF THE OFFER AT THE OFFER PRICE.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 3, 1999 (the "Merger Agreement"), by and among the Company, Parent, and the Purchaser. The Merger Agreement provides, among other things, that following the consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation and will be a direct wholly-owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser, or any of their respective affiliates and Shares held by stockholders who have demanded and perfected dissenter's rights under Delaware law) will be converted into the right to receive the Offer Price in cash, without interest.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER, AND THE MERGER, AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, ADVISABLE, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as, and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price with ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, June 4, 1999, unless and until the Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, subject to the terms of the Merger Agreement and regardless of whether or not any of the events set forth in Section 14 of the Offer to Purchase shall have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 14 of the Offer to Purchase. Any extension, amendment, or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

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     Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided below. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser, may also be withdrawn at any time after July 5, 1999. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to form and validity (including time of receipt) of notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, trust companies if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE IN RESPECT OF THE OFFER.

     Questions and requests for assistance or for copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery, and other Offer materials may be directed to the Information Agent at its telephone number and address set forth below. Holders of Shares may also contact brokers, dealers, commercial banks, trust companies, or other nominees for assistance concerning the Offer. Copies of the Offer materials will be furnished at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers, or other persons other than the Information Agent for soliciting tenders of Shares pursuant to the Offer.


                    The Information Agent for the Offer is:

                                    GEORGESON
                                 & COMPANY INC.
                                 --------------

                               Wall Street Plaza
                            New York, New York 10005
                Bankers and Brokers Call Collect: (212) 440-9800
                   ALL OTHERS CALL TOLL-FREE: (800) 223-2064




May 7, 1999